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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                            3TEC ENERGY CORPORATION


     The undersigned, being the Chief Executive Officer of 3TEC Energy Corporation (the "Corporation") DOES HEREBY CERTIFY as follows:

     1. That the Board of Directors of the Corporation, by duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declared to the stockholders of the Corporation that the proposed amendment was advisable and authorized the officers of the Corporation to submit such proposed amendment to the stockholders for their consideration. Such proposed amendment is set forth as follows:

     "FIFTH:

          (a) The number of Directors of the Corporation shall not be less than five (5). The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors or as provided in the Bylaws of the Corporation.

          (b) The Board of Directors shall be and is divided into three (3) classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

          (c) Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.

          (d) Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term expiring at the Corporation's annual meeting held in 2002; each initial director in Class II shall serve for a term expiring at the Corporation's annual meeting held in 2003; and each initial director in Class III shall serve for a term expiring at the Corporation's annual meeting held in 2004; provided, further, that the term of each director shall continue until the election and qualification of his successor and shall be subject to his earlier death, resignation or removal.

          (e) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, subject to his earlier death, resignation or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors in accordance with the provisions of Section (b) above. To the extent possible, consistent with the provisions of Section (b)
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     above, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

          (f) Directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

          (g) Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH."

     2. That the Board of Directors of the Corporation, by duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declared to the stockholders of the Corporation that the proposed amendment was advisable and authorized the officers of the Corporation to submit such proposed amendment to the stockholders for their consideration. Such proposed amendment is set forth as follows:

          TENTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     3. That thereafter, pursuant to resolutions of its Board of Directors, the proposed amendments were submitted to the stockholders of the Corporation at its 2001 Annual Meeting of stockholders and the necessary number of shares required by statute were voted in favor of such amendments.

     4. That such amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended.

     IN WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below.

Dated:  June 14, 2001


                                   Floyd C. Wilson /s/
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                                Floyd C. Wilson, Chief Executive Officer